EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 27, 2025, with respect to our audit of Horizon Space Acquisition I Corp’s financial statements as of and for the years ended December 31, 2024 and 2023, that appear in the Prospectus as part of Squirrel Enlivened International Co., Ltd’s Registration Statement on Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about Horizon Space Acquisition I Corp’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

April 4, 2025